Exhibit 10.63

FORM OF AGREEMENT REGARDING

PORTION OF SALARY PAYABLE IN STOCK UNITS

AGREEMENT dated as of the      day of                     ,                      (this “Agreement”) by and between The PNC Financial Services Group, Inc., a Pennsylvania corporation (the “Company” or “PNC”), and                      (the “Executive”).

WHEREAS, the Personnel and Compensation Committee (the “Committee”) of the board of directors of the Company has determined that going forward and until the Committee determines otherwise Executive’s base salary will be payable partly in cash and partly in stock units.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Beginning with the first full biweekly pay period that commences after the date of this Agreement and continuing thereafter until the Committee determines otherwise, Executive’s total base salary on a biweekly installment basis is $                    . Executive’s salary for each such biweekly pay period will be paid $                     (the “Share Unit Salary”) in the form of PNC common stock units (“Share Units”) and the remainder in cash, in each case net of applicable withholdings and other deductions. Once awarded, the Share Units will be fully vested and not subject to the risk of forfeiture or any requirement of future service.

2. The number of Share Units, each representing the right to receive an amount of cash based on the value of one share of PNC common stock, to be awarded to Executive as part of Executive’s biweekly salary will be calculated as follows:

First, subtract from the Share Unit Salary the amount of then applicable tax withholdings and other deductions to generate the net salary paid in Share Units. Then, divide the net salary amount paid in Share Units by the reported closing price on the New York Stock Exchange for a share of PNC common stock on the pay date for such biweekly pay period (or, if not a New York Stock Exchange trading day, on the immediately preceding such trading day).

Each such biweekly payment will be a “Dollar-Denominated Award” under the Company’s 2006 Incentive Award Plan (the “Plan”) with a Grant Date for the award of the pay date for such biweekly salary payment and will be subject to the terms and conditions of this Agreement and the Plan. Executive will have no rights as a shareholder of PNC by virtue of these awards or the related Dividend Equivalent awards described below.

3. Each such biweekly Share Units award will include Dividend Equivalents, payable in cash, with respect to the same number of shares of PNC common stock as the number of Share Units awarded. Such Dividend Equivalents will be awards under the Plan with the same Grant Date as the Share Units to which they relate, and will be subject to the terms and conditions of this Agreement and the Plan.

With respect to each quarterly cash dividend declared with respect to PNC common stock with a record date during the period from the Grant Date for any Share Units and the time such Share Units are settled in accordance with Section 4 below, Executive will earn Dividend Equivalents equal to the amount of the quarterly cash dividends Executive would have received, if any, had the Share Units outstanding on the record date in question been shares of PNC common stock issued and outstanding on such record date. If Share Units are settled after the dividend record date for a quarter but before the related dividend payment date, the Dividend Equivalents for those Share Units will reflect the dividend with respect to that record date, if any.

PNC will not pay the Dividend Equivalents as earned but instead will maintain a Dividend Equivalent account for Executive in the aggregate amount of all Dividend Equivalents on all Share Units owned by Executive from time to time. The aggregate amount of such Dividend Equivalent account will be paid in cash, subject to applicable withholdings and other deductions, at the same time as the settlement of the Share Units in accordance with Section 4. The Dividend Equivalent account will not bear interest or other forms of income.

4. Each such biweekly Share Units award will be settled at the time set forth below by the payment to Executive of cash in an amount equal to the number of Share Units being settled multiplied by the reported closing price on the New York Stock Exchange for a share of PNC common stock on the settlement date (or, if not a New York Stock Exchange trading day, on the immediately preceding such trading day) or as otherwise determined pursuant to paragraph 6 below if applicable.

Payment will be made to Executive with respect to the settlement of Share Units as soon as practicable, but in no event later than 30 days, following the settlement date, which shall be the earliest to occur of the following:

(i)	; and

(ii)	the date of Executive’s death.

Where Executive has not previously satisfied all applicable withholding tax obligations, PNC will, at the time the tax withholding obligation arises in connection herewith, retain an amount sufficient to satisfy the minimum amount of taxes then required to be withheld by the Company in connection therewith from any amounts then payable hereunder to Executive. If any withholding is required prior to the time amounts are payable to Executive hereunder, the withholding will be taken from other compensation then payable to Executive or as otherwise determined by PNC.

5. Share Units and Dividend Equivalents may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered. If Executive is deceased at the time the Shares Units are settled and Dividend Equivalents paid, PNC will make such payment to the executor or administrator of Executive’s estate or to Executive’s other legal representative as determined in good faith by PNC.

6. Upon the occurrence of a corporate transaction or transaction (including, without limitation, stock dividends, stock splits, spin-offs, split-offs, recapitalizations, mergers, consolidations or reorganizations of or by PNC (each, a “Corporate Transaction”)), the Committee or its delegate shall make those adjustments, if any, in the number, class or kind of Share Units and related Dividend Equivalents then outstanding that were awarded pursuant to this Agreement that it deems appropriate in its discretion to reflect the Corporate Transaction(s) such that the rights of Executive are neither enlarged nor diminished as a result of such Corporate Transaction or Transactions, including without limitation measuring the value per share unit by reference to the per share value of the consideration payable to a PNC common shareholder in connection with such Corporate Transaction. All determinations hereunder shall be made by the Committee or its delegate in its sole discretion and shall be final, binding and conclusive for all purposes on all parties, including without limitation Executive.

7. Except as otherwise provided in this Agreement, Executive’s salary shall be payable in accordance with PNC’s regular payroll practice for similarly situated employees, as in effect from time to time. PNC may withhold from salary such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. The amount so withheld from the salary paid in Share Units will be based on the tax treatment of compensation in the form of Share Units. Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will” and may be terminated by either Executive or the Company at any time.

8. It is the intention of the parties that this Agreement and the awards made pursuant to the Agreement comply with the provisions of Section 409A of the Internal Revenue Code to the extent, if any, that such provisions are applicable to the Agreement, and the Agreement will be administered by PNC in a manner consistent with this intent.

If any payments or benefits hereunder may be deemed to constitute nonconforming deferred compensation subject to taxation under the provisions of Section 409A, Executive agrees that PNC may, without the consent of Executive, modify the Agreement and the awards made pursuant to this Agreement to the extent and in the manner PNC deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that PNC deems appropriate in order either to preclude any such payments or benefits from being deemed “deferred compensation” within the meaning of Section 409A or to provide such payments or benefits in a manner that complies with the provisions of Section 409A such that they will not be taxable thereunder.

9. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. Notwithstanding anything in the Agreement, PNC will not be required to comply with any term or condition of the Agreement if and to the extent prohibited by law, including but not limited to federal banking and securities regulations, or as otherwise directed by one or more regulatory agencies having jurisdiction over PNC or any of its subsidiaries.

10. This Agreement will be effective upon execution and delivery of the Agreement by both the Company and Executive.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:
Joan L. Gulley
Executive Vice President and Chief Human Resources Officer

EXECUTIVE

By:
[Executive]

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